NEWS RELEASE
FOR IMMEDIATE RELEASE

COMPANY CONTACT:                                INVESTOR CONTACT:
Anthony J. Simonetta                            Hayden Communications
Chief Financial Officer                         Brett Maas  (brett@haydenir.com)
(302) 456-6789                                  Matt Hayden (matt@haydenir.com)
www.sdix.com                                    (843) 272-4653
------------


               STRATEGIC DIAGNOSTICS REPORTS THIRD QUARTER RESULTS

        GROSS PROFIT INCREASES 8.6%; FOOD PATHOGEN SALES INCREASE 111.8%

NEWARK, DEL., NOVEMBER 3, 2005 - STRATEGIC DIAGNOSTICS INC. (NASDAQ: SDIX) - a leading provider of biotechnology-based detection solutions for a broad range of food, water, agricultural, industrial, environmental and scientific applications, today reported financial results for the third quarter and nine months ended September 30, 2005.

Revenues for the third quarter of 2005 increased 2.9% to $5.71 million, compared to $5.55 million for the third quarter of 2004. The third quarter of 2005 was negatively impacted when the Company delayed the sale of a $243,000 antibody order because of questions related to the customer's specifications.

For the third quarter of 2005, gross profit (defined as total revenues less manufacturing costs) increased 8.6% to $3.21 million, compared to $2.96 million in the third quarter of 2004, and gross margins increased from 53.3% in the third quarter of 2004 to 56.3% in the third quarter of 2005. Contributing to the increase are the benefits the Company is beginning to see from its supply chain improvement initiatives and continuing efforts to minimize low margin business.

Operating expenses for the third quarter of 2005 increased 4.1% to $5.43 million, compared to $5.21 million for the third quarter of 2004. Part of the increase was due to research expenses of $151,000 related to the Company's investment in the commercialization of new technologies and high throughput production of antibodies. Research and development spending was $585,000, or 10.3% of net revenues, in the third quarter of 2005, compared to $508,000, or 9.2% of net revenues, in the third quarter of 2004. This level of investment reflects the Company's continued commitment to customer-centric product development. Selling, general and administrative expenses were $2.35 million in the 2005 quarter, compared to $2.11 million for the same quarter in 2004. In the third quarter of 2005, the Company recorded $86,000 of costs primarily related to the previously announced closing of its equipment manufacturing facility in July 2005.

Pre-tax income totaled $338,000 for the third quarter of 2005, compared to pre-tax income of $352,000 for the same period in 2004. Net income in the third quarter of 2005 was $295,000, compared to $271,000 for the same period in 2004, or $0.01 per diluted share for each quarter. Diluted shares utilized in these computations were 20.1 million and 19.4 million for the third quarter of 2005 and 2004, respectively.

Matthew H. Knight, the Company's President and Chief Executive Officer, commented: "We continue to work towards building a world-class sales and technology organization. An ongoing and concerted effort has been put forth to develop proprietary technologies that will empower our salespeople and channel partners to clearly demonstrate to our customers how our products and services will solve our customers' problems and reduce costs. Everyone in our organization is moving closer to the key market segments we serve. As part of our DesignChek(TM) process, marketers and scientists accompany salespersons and work with our customers to gain first hand knowledge of how our science must address a customer's business need. We are beginning to recognize the positive effect this is having on product development. Although we were a late entrant into the food pathogen test kit market, the significant growth of this business is a testament to our ability to hear the customer and apply our expertise in assay development. We will continue to deliver new, high value product offerings in this area, and earlier this week we announced an important new patent application that has broad implications for new product development. We are committed to investing in research and development that enhances our market position in the antibody technology business and its adjacencies. We anticipate that our ongoing supply chain improvement initiative will further reduce costs and improve operating results. We are excited about seeing the realization of the benefits of our investments in the remainder of 2005 and into 2006."

Revenues for the nine months ended September 30, 2005 increased 6.7% to $18.48 million, compared to $17.32 million for the same period in 2004. StarLink(TM) sales decreased to $715,000 for the nine month period ended September 30, 2005, compared to $874,000 for the same period in 2004. As expected and previously disclosed, sales of the Company's test kits used in agriculture applications continue to be impacted by the competitive pressures of a market where new product introduction has slowed, and existing applications have seen a decrease in testing demand.

Gross profit for the nine months ended September 30, 2005 totaled $10.15 million, as compared to $9.53 million in the first nine months of 2004, an increase of $626,000. Gross margins were 55.0% in both 2005 and 2004.

For the nine months ended September 30, 2005, operating expenses increased 7.6% to $17.40 million, compared to $16.18 million in the same period in 2004, partially due to research expenses incurred of $448,000 related to the Company's investment in the commercialization of new technologies and high throughput production of antibodies. For the nine months ended September 30, 2005, research and development spending was $1.96 million, or 10.6%, of net revenues, compared to $1.60 million, or 9.3%, for the same period in 2004. Selling, general and administrative expenses were $7.11 million for the nine months ended September 30, 2005, compared to $6.79 million for the same period in 2004.

Pre-tax income totaled $1.21 million for the nine months ended September 30, 2005, compared to $1.17 million for the same period in 2004. Net income in the nine months ended September 30, 2005 was $902,000, or $0.05 per diluted share, compared to $837,000, or $0.04 per diluted share, for the same period in 2004. Diluted shares totaling 19.8 million and 19.6 million were used in the computations for the first nine months of 2005 and 2004, respectively.

Mr. Knight continued, "Our Genomic Antibody(TM) initiative is currently in Beta trials for a mouse polyclonal antibody product and we remain on track for commercialization in the fourth quarter of this year. After full commercial launch in early 2006, we will move quickly to offer additional products based on this platform. Antibody reagents represent a sizeable market opportunity and hold much greater potential than many of the markets SDI has historically focused on. Here again, we are developing proprietary product and service offerings and channeling more of our resources to a sizeable growth opportunity. Our goal with this initiative continues to be one of providing an entirely new methodology for obtaining antibodies for research, drug development, and in-vitro diagnostics. We believe that our process and the antibodies it produces offer numerous benefits over conventional antibody production methods. Though we are still in Beta trials, we are very encouraged by the speed at which we are producing large numbers of different or customized antibodies, and their high affinity to the customer's target, in various assays."

FOOD SAFETY PRODUCTS
--------------------
Food safety revenues were $2.32 million in the third quarter of 2005, compared to $1.74 million in the third quarter of 2004, an increase of 33.2%. For the nine months ended September 30, 2005, food safety revenues were $6.68 million, compared to $5.39 million for the same period in 2004, an increase of 23.9%. These increases were driven by food pathogen test sales in the third quarter of 2005 and the nine months ended September 30, 2005, which were up 111.8% and 119.7% respectively, compared to the same periods of 2004.

WATER AND ENVIRONMENTAL PRODUCTS
--------------------------------
Water and environmental products revenue decreased 15.3% to $1.09 million for the third quarter of 2005, compared to $1.29 million for the same quarter in 2004, and decreased 9.0% to $3.95 million for the nine month period ended September 30, 2005, compared to $4.34 million for the same period in 2004. The previously announced US Biosystems (now Genapure) initiative was commercially launched to the Florida market in July 2005 and the Company is aggressively working with our partner to gain traction in other markets. Although the Company's efforts to develop new channels to market, add new products and add sales professionals began to have a positive impact on revenues in the second quarter of 2005, they were not yet enough to offset this product group's historically high attrition.

ANTIBODY PRODUCTS
-----------------
Antibody revenues decreased 8.8% to $2.29 million for the third quarter of 2005 compared to $2.51 million for the same quarter in 2004, but increased 3.5% to $7.86 million in the nine months ended September 30, 2005, compared to $7.59 million for the same period in the prior year. In addition to the delayed $243,000 sale noted above, the decrease reflects a decline in demand for monoclonal antibody services in the third quarter of 2005 compared to the same period in the prior year. The increase in the first nine months of 2005 over the same period in 2004 is reflective of the improvement in the business from the steep decline in revenues in 2004 associated with several large, one-time customer projects in 2003, and the discontinuation of low margin business early in 2004.

BALANCE SHEET
-------------
The Company completed the quarter ended September 30, 2005 with $9.83 million in cash compared to $8.10 million as of December 31, 2004, and a current ratio (current assets divided by current liabilities) of 9.2 to 1. Stockholders' equity increased 6.8% to $34.14 million as of September 30, 2005, compared to $31.97 million as of December 31, 2004.

CONFERENCE CALL
---------------
A conference call to review third quarter results is scheduled for 4:30 p.m. Eastern-time today. The dial-in number for the live conference call will be 877-407-8031 (201-689-8031 outside the U.S.). A live webcast of the conference call will be available on the Company's website, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. Eastern-time on November 3 through 11:59 p.m. on November 4. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 173480.

ABOUT STRATEGIC DIAGNOSTICS INC.
--------------------------------
Strategic Diagnostics Inc. develops, manufactures and markets biotechnology-based detection solutions to a diverse customer base, across multiple industrial and human health markets. By applying its core competency of creating custom antibodies to assay development, the Company produces unique, sophisticated diagnostic testing and reagent systems that are responsive to customer diagnostic and information needs. Customers benefit with quantifiable "return on investment" by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company's established leadership in commercial and custom antibody production for the Research, Human/Animal Diagnostics, and Pharmaceutical industries, and position the Company for broader participation in the pharmacogenomics market.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "could", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" "plan" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.

                              STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

                                      CONSOLIDATED BALANCE SHEETS
                            (in thousands, except share and per share data)


                                                                    SEPTEMBER 30,   December 31,
------------------------------------------------------------------------------------------------
                                                                        2005            2004
------------------------------------------------------------------------------------------------
 ASSETS                                                                     (unaudited)
 Current Assets:
   Cash and cash equivalents                                          $  9,832       $  8,096
   Receivables, net                                                      3,651          3,858
   Inventories                                                           3,169          3,090
   Deferred tax asset                                                      930          1,071
   Other current assets                                                    581            336
------------------------------------------------------------------------------------------------
    Total current assets                                                18,163         16,451
------------------------------------------------------------------------------------------------

 Property and equipment, net                                             3,682          3,605
 Other assets                                                                5              2
 Deferred tax asset                                                      8,024          8,288
 Intangible assets, net                                                  6,852          6,996
------------------------------------------------------------------------------------------------
    Total assets                                                      $ 36,726       $ 35,342
================================================================================================

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities:
   Accounts payable                                                   $    393       $    868
   Accrued expenses                                                      1,367          1,525
   Current portion of long term debt                                       211            211
------------------------------------------------------------------------------------------------
    Total current liabilities                                            1,971          2,604
------------------------------------------------------------------------------------------------

 Long-term debt                                                            615            773
------------------------------------------------------------------------------------------------

 Stockholders' Equity:
   Preferred stock, $.01 par value, 20,920,648 shares authorized,
    no shares issued or outstanding                                          -              -
   Common stock, $.01 par value, 35,000,000 shares authorized,
    19,913,453 and 19,379,602 issued and outstanding
    at September 30, 2005 and December 31, 2004, respectively              199            194
   Additional paid-in capital                                           38,043         36,596
   Accumulated deficit                                                  (3,857)        (4,759)
   Deferred compensation                                                  (289)          (206)
   Cumulative translation adjustments                                       44            140
------------------------------------------------------------------------------------------------
    Total stockholders' equity                                          34,140         31,965
------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                        $ 36,726       $ 35,342
================================================================================================

         The accompanying notes are an integral part of these statements

                                   STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

                                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands, except share and per share data)
                                                   (unaudited)

                                                         THREE MONTHS                       NINE MONTHS
                                                     ENDED SEPTEMBER 30,               ENDED SEPTEMBER 30,
-----------------------------------------------------------------------------   --------------------------------
                                                   2005              2004              2005           2004
-----------------------------------------------------------------------------   --------------------------------
NET REVENUES:
-------------------------------------------------------------  --------------   -----------------  -------------
      Product related                          $     5,705      $     5,546       $    18,478      $    17,316
-------------------------------------------------------------  --------------   -----------------  -------------
             Total net revenues                      5,705            5,546            18,478           17,316
-------------------------------------------------------------  --------------   -----------------  -------------
OPERATING EXPENSES:
      Manufacturing                                  2,493            2,589             8,325            7,789
      Research and development                         585              508             1,964            1,602
      Selling, general and administrative            2,348            2,114             7,114            6,786
-------------------------------------------------------------  --------------   -----------------  -------------
             Total operating expenses                5,426            5,211            17,403           16,177
-------------------------------------------------------------  --------------   -----------------  -------------

             Operating income                          279              335             1,075            1,139

Interest income (expense), net                          59               17               130               31

-------------------------------------------------------------  --------------   -----------------  -------------

Income before taxes                                    338              352             1,205            1,170

             Income tax expense                         43               81               303              333

-------------------------------------------------------------  --------------   -----------------  -------------


Net income                                             295              271               902              837
-------------------------------------------------------------  --------------   -----------------  -------------

Basic net income per share                     $      0.01      $      0.01       $      0.05      $      0.04
=============================================================  ==============   =================  =============

Shares used in computing basic
      net income per share                      19,850,000       19,250,000        19,680,000       19,241,000
=============================================================  ==============   =================  =============

Diluted net income per share                   $      0.01      $      0.01       $      0.05      $      0.04
=============================================================  ==============   =================  =============

Shares used in computing diluted
      net income per share                      20,064,000       19,432,000        19,795,000       19,606,000
=============================================================  ==============   =================  =============

                         The accompanying notes are an integral part of these statements